ATHENS BANCSHARES CORPORATION REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED JUNE 30, 2013

Athens, Tennessee, July 31, 2013, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and six months ended June 30, 2013.  The Company’s net income for the three months ended June 30, 2013 was $650,000 or $0.31 per diluted share, compared to net income of $735,000 or $0.30 per diluted share for the same period in 2012.  For the six months ended June 30, 2013, net income was $1.2 million or $0.57 per diluted share, compared to net income of $1.3 million or $0.51 per diluted share for the six months ended June 30, 2012.

Results of Operations – Three Months Ended June 30, 2013 and 2012

Net interest income after provision for loan losses decreased $18,000, or 0.65%, for the three months ended June 30, 2013 compared to the three months ended June 30, 2012.  Interest income decreased $197,000 when comparing the two periods as the average yield on interest earning assets decreased from 5.25% during the three months ended June 30, 2012 to 4.88% for the comparable period in 2013.  The average balance of interest-earning assets increased from $272.0 million for the three months ended June 30, 2012 to $276.5 million for the comparable period in 2013.  Interest expense decreased $131,000 as the average cost of interest-bearing liabilities decreased from 1.20% to 0.94% when comparing the same two periods, which more than offset an increase in the average balance of those liabilities from $223.2 million for the quarter ended June 30, 2012 to $229.1 million for the comparable period in 2013.  The provision for loan losses decreased $48,000 from $120,000 for the quarter ended June 30, 2012 to $72,000 for the quarter ended June 30, 2013.

Non-interest income increased $130,000 to $1.4 million for the three months ended June 30, 2013 compared to $1.2 million for the same period in 2012.  The increase was primarily due to an increase in income related to investment sales commissions, an increase in debit card related income, and an increase in income related to the sale of mortgage loans on the secondary market, partially offset by a reduction in deposit related fees generated from non-sufficient fund charges.

Non-interest expense increased $317,000 to $3.2 million for the quarter ended June 30, 2013 compared to $2.9 million for the quarter ended June 30, 2012.  The increase was primarily due to increased salary and employee benefits expenses, including an increase in the number of employees, as well as increased data processing fees due primarily to increased debit card transactions and one time fees resulting from the Bank’s conversion to a new core processing system.

Income tax expense for the three months ended June 30, 2013 was $298,000 compared to $418,000 for the same period in 2012.  The primary reason for the change was the decrease in taxable income during the 2013 period.

Results of Operations – Six Months Ended June 30, 2013 and 2012

Net interest income after provision for loan losses decreased $35,000, or 0.62%, for the six months ended June 30, 2013 as compared to the same period in 2012.  Interest income decreased $295,000 when comparing the two periods as the average yield on interest-earning assets decreased from 5.34% during the six months ended June 30, 2012 to 5.03% for the same period in 2013.  The average balance of interest-earning assets increased from $269.7 million for the six months ended June 30, 2012 to $274.4 million for the comparable period in 2013.  Interest expense decreased $262,000 as the average cost of interest bearing liabilities decreased from 1.24% to 0.98% when comparing the same two periods, while the average balance of interest bearing liabilities increased $5.6 million from $221.4 million to $227.0 million.  The provision for loan losses increased $2,000 from $206,000 for the six months ended June 30, 2012 to $208,000 for the six months ended June 30, 2013.

Non-interest income increased $204,000 for the six months ended June 30, 2013 compared to the same period in 2012.  The increase was primarily due to an increase in income related to investment sales commissions, an increase in debit card related income, an increase in income related to the sale of mortgage loans on the secondary market, and an increase in revenue from Valley Title Services, LLC, partially offset by a reduction in deposit related fees generated from non-sufficient fund charges.

Non-interest expense increased $640,000 for the six months ended June 30, 2013 compared to the same period in 2012.  The increase was primarily due to increased salary and employee benefits expenses, including an increase in the number of employees, as well as increased data processing fees due primarily to increased debit card transactions and one time fees resulting from the Bank’s conversion to a new core processing system.

Income tax expense for the six months ended June 30, 2013 was $576,000 as compared to an income tax expense of $976,000 for the same period in 2012.  The primary reason for the change was the decrease in taxable income during the 2013 period.

Total assets increased $7.1 million to $298.7 million at June 30, 2013, compared to $291.6 million at December 31, 2012.  The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at June 30, 2013.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2013	2012	2013	2012
Operating Data:
Total interest income	$ 3,374	$ 3,571	$ 6,902	$ 7,197
Total interest expense	540	671	1,108	1,370

Net interest income	2,834	2,900	5,794	5,827
Provision for loan losses	72	120	208	206
Net interest income after provision for loan losses	2,762	2,780	5,586	5,621

Total non-interest income	1,376	1,246	2,622	2,418
Total non-interest expense	3,190	2,873	6,426	5,786

Income before income taxes	948	1,153	1,782	2,253
Income tax expense	298	418	576	976

Net income	$ 650	$ 735	$ 1,206	$ 1,277

Net income per share, basic	$ 0.33	$ 0.31	$ 0.59	$ 0.52
Average common shares outstanding, basic	1,993,217	2,407,763	2,043,349	2,439,409
Net income per share, diluted	$ 0.31	$ 0.30	$ 0.57	$ 0.51
Average common shares outstanding, diluted	2,079,543	2,459,338	2,128,465	2,479,374

Performance ratios (annualized):
Return on average assets	0.88%	1.01%	0.82%	0.88%
Return on average equity	5.71	5.83	5.22	5.04
Interest rate spread	3.94	4.05	4.05	4.10
Net interest margin	4.10	4.27	4.22	4.32

	AS OF	AS OF
	JUNE 30, 2013	DECEMBER 31, 2012
FINANCIAL CONDITION DATA:
Total assets	$ 298,696	$ 291,632
Gross loans	218,932	221,750
Allowance for loan losses	4,517	4,475
Deposits	245,194	234,248
Securities sold under agreements to repurchase	1,267	2,110
Total liabilities	253,825	243,628
Stockholders' equity	44,871	48,004

Non-performing assets:
Nonaccrual loans	$ 7,635	$ 3,870
Accruing loans past due 90 days	11	28
Foreclosed real estate	482	509
Other non-performing assets	8	37

Troubled debt restructurings(1)	$ 4,219	$ 5,270

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	2.06%	2.02%
Allowance for loan losses as a percent of non-performing loans	59.08	114.80
Non-performing loans as a percent of total loans	3.49	1.76
Non-performing loans as a percent of total assets	2.56	1.34
Non-performing assets and troubled debt restructurings as a percentage of total assets	3.99	3.17

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	22.08%	21.33%
Tier 1 capital (to risk-weighted assets)	20.82	20.07
Tier 1 capital (to adjusted total assets)	13.55	13.43

(1) Troubled debt restructurings include $443,000 and $419,000 in non-accrual loans at June 30, 2013 and December 31, 2012, respectively, which are also included in non-accrual loans at both dates listed above.

CONTACT:         Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111